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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                        THE ASHTON TECHNOLOGY GROUP, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   045084-10-0
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                     Steven Morse, Esq., Lester Morse P.C.,
                     --------------------------------------
                     111 Great Neck Rd., Great Neck, NY 11021
                    -----------------------------------------
                                 (516-487-1446)
                                 --------------

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  May 31, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are sent.

*The remainder of this cover p[age shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                          SCHEDULE 13D
 CUSIP No. 045084-10-0                                                   Page 2 of 10 Pages


- -----------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Dover Group, Inc.
- -----------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)[ ]
                                                                                         (b)[X]
     The existence of a group is disclaimed.
- -----------------------------------------------------------------------------------------------
 3   SEC USE ONLY



- -----------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     Not Applicable.
- -----------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]



- -----------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- -----------------------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
   NUMBER OF
    SHARES               773,500
 BENEFICIALLY  --------------------------------------------------------------------------------
   OWNED BY      8   SHARED VOTING POWER
     EACH
   REPORTING
    PERSON
     WITH      --------------------------------------------------------------------------------
                 9   SOLE DISPOSITIVE POWER

                        773,500
               --------------------------------------------------------------------------------
                10   SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         773,500
- -----------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [X]

         325,000 shares owned by individuals who control the Reporting Person.
- -----------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.9% (14.0% if you include excluded shares)
- -----------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

         CO                *SEE INSTRUCTIONS BEFORE FILLING OUT!
- -----------------------------------------------------------------------------------------------

                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                          SCHEDULE 13D

 CUSIP No. 045084-10-0                                                   Page 3 of 10 Pages



- -----------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     F.E. Weimmer, Sr.
- -----------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)[ ]
                                                                                         (b)[X]
     The existence of a group is disclaimed.
- -----------------------------------------------------------------------------------------------
 3   SEC USE ONLY

- -----------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     Not Applicable.
- -----------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]

- -----------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
- -----------------------------------------------------------------------------------------------
                 7  SOLE VOTING POWER
   NUMBER OF
    SHARES               10,000
 BENEFICIALLY  --------------------------------------------------------------------------------
   OWNED BY      8  SHARED VOTING POWER
     EACH
   REPORTING        773,500 (Mr. Weimmer disclaims beneficial ownership of these shares.)
    PERSON     --------------------------------------------------------------------------------
     WITH
                 9  SOLE DISPOSITIVE POWER

                        10,000
               --------------------------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       773,500 (Mr. Weimmer disclaims beneficial ownership of these shares.)
- -----------------------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         783,500
- -----------------------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


- -----------------------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.0%
- -----------------------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

         IN                *SEE INSTRUCTIONS BEFORE FILLING OUT!
- -----------------------------------------------------------------------------------------------

                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                          SCHEDULE 13D
 CUSIP No. 045084-10-0                                                   Page 4 of 10 Pages



- -----------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Dr. F.E. Weimmer, Jr.
- -----------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)[ ]
                                                                                         (b)[X]
     The existence of a group is disclaimed.

- -----------------------------------------------------------------------------------------------
 3   SEC USE ONLY



- -----------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     Not Applicable.
- -----------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]


- -----------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
- -----------------------------------------------------------------------------------------------
                 7  SOLE VOTING POWER
   NUMBER OF
    SHARES              130,000
 BENEFICIALLY  --------------------------------------------------------------------------------
   OWNED BY      8  SHARED VOTING POWER
     EACH
  REPORTING            773,500 (Dr. Weimmer disclaims beneficial ownership of these shares.)
    PERSON     --------------------------------------------------------------------------------
     WITH

                 9  SOLE DISPOSITIVE POWER

                       130,000
               --------------------------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                    773,500 (Dr. Weimmer disclaims beneficial ownership of these shares.)
- -----------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         903,500
- -----------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]



- -----------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.6%
- -----------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

         IN                *SEE INSTRUCTIONS BEFORE FILLING OUT!
- -----------------------------------------------------------------------------------------------

                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                         SCHEDULE 13D
 CUSIP No. 045084-10-0                                                   Page 5 of 10 Pages



- -----------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     F.E. Rittereiser Sr.
- -----------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)[ ]
                                                                                         (b)[X]
     The existence of a group is disclaimed.
- -----------------------------------------------------------------------------------------------
 3   SEC USE ONLY


- -----------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     Not Applicable.
- -----------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]


- -----------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
- -----------------------------------------------------------------------------------------------
                 7  SOLE VOTING POWER
   NUMBER OF
    SHARES               75,000
 BENEFICIALLY  --------------------------------------------------------------------------------
   OWNED BY      8  SHARED VOTING POWER
     EACH
   REPORTING         773,500 (Mr. Rittereiser disclaims beneficial ownership of these shares.)
    PERSON     --------------------------------------------------------------------------------
     WITH
                 9  SOLE DISPOSITIVE POWER

                        75,000
               --------------------------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       773,500 (Mr. Rittereiser disclaims beneficial ownership of these shares.)
- -----------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         848,500
- -----------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


- -----------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.8%
- -----------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

         IN                *SEE INSTRUCTIONS BEFORE FILLING OUT!
- -----------------------------------------------------------------------------------------------

                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                     SCHEDULE 13D
 CUSIP No. 045084-10-0                                                   Page 6 of 10 Pages


- -----------------------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tom Rittereiser as Trustee for A.J. Rittereiser, A.Weimmer and J. Weimmer
- -----------------------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                   (a)[ ]
                                                                                         (b)[X]
     The existence of a group is disclaimed.

- -----------------------------------------------------------------------------------------------
 3   SEC USE ONLY


- -----------------------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     Not Applicable.
- -----------------------------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]



- -----------------------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
- -----------------------------------------------------------------------------------------------
                 7  SOLE VOTING POWER
   NUMBER OF
    SHARES              110,000
 BENEFICIALLY  --------------------------------------------------------------------------------
   OWNED BY      8  SHARED VOTING POWER
     EACH
   REPORTING       773,500 (Mr. Rittereiser disclaims beneficial ownership of these shares.)
    PERSON
     WITH      --------------------------------------------------------------------------------
                 9  SOLE DISPOSITIVE POWER

                       110,000
               --------------------------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       773,500 (Mr. Rittereiser disclaims beneficial ownership of these shares.)

- -----------------------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         883,500
- -----------------------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                [ ]


- -----------------------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%

- -----------------------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

         IN                *SEE INSTRUCTIONS BEFORE FILLING OUT!
- -----------------------------------------------------------------------------------------------

                INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
            (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 045084-10-0                                   Page 7 of 10 Pages


Item 1.   Security and Issuer
- ------

     This statement relates to the shares of Common Stock, $.01 par value, of The Ashton Technology Group, Inc. (the "Issuer"). The Issuer's principal executive office is located at 10420 Little Patuxent Parkway, Suite 490, Columbia, Maryland 21044-3559.

Item 2.   Identity and Background
- ------

          The Dover Group, Inc.
          ---------------------

     (a)  The Dover Group, Inc.

     (b)  17 Route 37 East
          Toms River, New Jersey 08753

     (c)  Principal stockholder of the Issuer.

     (d)  Not applicable.

     (e)  Not applicable.

     (f)  Delaware

          Dr. F.E. Weimmer, Jr.
          ---------------------

     (a)  Dr. F.E. Weimmer, Jr.

     (b)  c/o The Dover Group, Inc.
          70 East Water Street
          Toms River, New Jersey 08753

     (c)  Chiropractor - Elizabeth, New Jersey

     (d)  Not applicable.

     (e)  Not applicable.

     (f)  U.S.A.


          F.E. Weimmer, Sr.
          -----------------

     (a)  F.E. Weimmer, Sr.

     (b)  3110 Ridgeway Boulevard
          Lakehurst, New Jersey 08733

     (c)  Retired.

     (d)  Not applicable.

     (e)  Not applicable.

                                  SCHEDULE 13D

 CUSIP No. 045084-10-0                                   Page 8 of 10 Pages




     (f)  U.S.A.

          F.E. Rittereiser, Sr.
          ---------------------

     (a)  F.E. Rittereiser, Sr.

     (b)  22 Madras Court
          Toms River, New Jersey 08753

     (c)  Retired.

     (d)  Not applicable.

     (e)  Not applicable.

     (f)  U.S.A.

          Tom Rittereiser, as Trustee
          ---------------------------

     (a)  Tom Rittereiser, as Trustee for Alexis J. Rittereiser,
          Amanda Weimmer and John Weimmer

     (b)  c/o The Dover Group, Inc.
          70 East Water Street
          Toms River, New Jersey 08753

     (c)  Retired.

     (d)  Not applicable.

     (e)  Not applicable.

     (f)  U.S.A.

Item 3.   Source and Amount of Funds or Other Consideration
- -------

          Not Applicable.

Item 4.   Purpose of Transactions
- -------

          Not Applicable.

Item 5.   Interest in Securities of the Issuer
- -------
               (a) - (b) As of July 9, 1996, the Issuer has 7,562,500 shares issued and outstanding. Based upon the foregoing: (i) The Dover Group, Inc. has the sole voting and dispositive power of 773,500 shares or 9.9% of the outstanding shares. The 773,500 shares include 513,500 shares owned directly and 260,000 shares that may be acquired upon the exercise of a like number of warrants; (ii) Dr. F.E. Weimmer, Jr., President and a director of Dover, has the sole voting and dispositive power of 10,000 shares and shares in the voting and

                                  SCHEDULE 13D

 CUSIP No. 045084-10-0                                   Page 9 of 10 Pages


          dispositive power of the 773,500 shares owned by Dover for a total beneficial ownership and beneficial ownership percentage of 783,500 and 10.0%, respectively; (iii) F.E. Weimmer, Sr., a director of Dover, has the sole voting and dispositive power of 130,000 shares and shares in the voting and dispositive power of the 773,500 shares owned by Dover for a total beneficial ownership and beneficial ownership percentage of 903,500 and 11.6%, resepctively; (iv) F.E. Rittereiser, Sr., a director of Dover, has the sole voting and dispositive power of 75,000 shares and shares in the voting and dispositive power of the 773,500 shares owned by Dover for a total beneficial ownership and beneficial ownership percentage of 848,500 and 10.8%, respectively; and (v) Tom Rittereiser, as Trustee for Alexis J.Rittereiser, Amanda Weimmer and John Weimmer, and a director of Dover, has the sole voting and dispositive power of 110,000 shares and shares in the voting and dispositive power of the 773,500 shares owned by Dover for a total beneficial ownership and beneficial ownership percentage of 883,500 and 11.3%, respectively.

          (c) On March 15, 1996, Robert A. Eprile granted Dover options to purchase 350,000 shares of the Issuer's Common Stock owned by him at an exercise price of $1.50 per share, of which $.10 per share was paid in consideration of the grant of the option. On April 24, 1996, Dover assigned these options to Antebe Investment Gp. Ltd. On March 15, 1996, David N. Rosensaft granted Dover options to purchase 150,000 shares of the Issuer's Common Stock owned by him at an exercise price of $1.50 per share, of which $.10 per share was paid in consideration of the grant of the option. These options were exercised in June 1996.

          In May 1996, The Dover Group, Inc. sold 240,000 Warrants at prices between $8.13 and $8.81 per Warrant.

               (d) - (e)  Not Applicable

Item 6.   Contracts, Arrangements, Understandings or Relationships with
- -------
          Respect to the Securities of the Issuer

          Not Applicable.

Item 7.   Materials to be filed as Exhibits
- -------
          Not applicable

                                  SCHEDULE 13D
 CUSIP No. 045084-10-0                                   Page 10 of 10 Pages



Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 1996

Reporting Person:    The Dover Group, Inc.


Signature By:  /s/ Dr. F. E. Weimmer Jr.
             --------------------------------------
               (authorized officer)

Reporting Person:   Dr. F.E. Weimmer, Jr.

Signature  /s/ Dr. F.E. Weimmer Jr.
         ------------------------------------------

Reporting Person:   F.E. Weimmer, Sr.

Signature  /s/ F.E. Weimmer Sr.
         ------------------------------------------

Reporting Person:   F.E. Rittereiser Sr.

Signature  /s/ F.E. Rittereiser Sr.
         ------------------------------------------

Reporting Person:   Tom Rittereiser, as Trustee for Alexis J.
                    Rittereiser, Amanda Weimmer and John Weimmer

Signature  /s/ Tom Rittereiser, trustee
         ------------------------------------------